As  Filed
October  3,  2000
Secretary  of  State
Tallahassee,  Florida
File  #P00000093332
                           ARTICLES  OF  INCORPORATION
                                       OF
                           NetWeb Communications Corp.
                           ---------------------------


Article  1.  The  name  of  this  Corporation  is:  NetWeb  Communications Corp.

Article 2. This Corporation shall have perpetual existence commencing upon the filing of these Articles of Incorporation by the Florida Secretary of State.

Article 3. This Corporation may engage in any lawful business activity permitted under the General Corporation Act of the State of Florida.

Article 4. This Corporation is authorized to issue FIFTY MILLION (50,000,000) shares of Capital Stock as follows:

               4.1   Preferred  Stock.   Five  Million  (5,000,000)  shares  of
Preferred  Stock,  subject  to  the  following  designations:

                             4.1-1    One  Million (1,000,000) shares are hereby
designated as: Series I, $0.001 par value Convertible Preferred Stock, each share of which shall be exchangeable for three (3) shares of $0.001 par value Common Stock, without any further consideration required and upon such other terms and conditions as may be designated by the Board of Directors at or prior to their issuance, without further action of the Shareholders.

                             4.1-2    Four  Million (4,000,000) shares of no par
value, Preferred Stock shall remain without designation; and which shares may be issued on such terms and conditions as designated by the Board of Directors at or prior to their issuance, without further action of the Shareholders.

4.2 Common Stock. Forty-Five Million (45,000,000) shares of which shall be designated as Common Stock, having the par value of One Mill ($0.001) per share. All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders.

Article  5.  The  name  and address of the initial Registered Agent is:  Paul M.
Galant,  470  NE  25th  Terrace,  Boca  Raton,  Florida  33431.

Article 6. The address of the Corporation is: 1450 S. Dixie Highway, Suite 101, Boca Raton, Florida 33432.

Article 7. This Corporation shall initially have at least One Director and no more than Nine Directors. The number of Directors may be increased or diminished, from time to time, by the action of the board of directors or by the majority vote of the Shareholders. A majority of the Board of Directors voting in person at a meeting duly called and held, or by their written consent taken in lieu of such a meeting, may remove a member of the Board for cause, and elect a replacement to serve until the next meeting of Shareholders.

Article 8. Notwithstanding any provisions in the Florida Statutes to the contrary, the By-Laws of this Corporation may be adopted, altered, amended or repealed by the affirmative vote of a majority of either the board of directors or of the Shareholders.

Article 9. The Board of Directors is hereby authorized to declare and issue as a share dividend shares of another class or series without the prior consent of those entitled to vote in a shareholder vote of that class or series to be issued.

Article 10. This Corporation may indemnify any Officer or Director, or any former Officer or Director, the full extent permitted by law.

Article 11. In the event that the securities of this Corporation shall become publicly traded, the Corporation shall not be subject to the 'Affiliated Transactions' provisions of Section 607.0901 Florida Statutes.

Article 12. The name and address of the person signing these Articles as Incorporator is: Paul M. Galant, 470 NE 25th Terrace, Boca Raton, Florida 33431.

Article 13. This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in full accord with the provisions of the General Corporation Act of the State of Florida.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 2nd day of October, 2000.


                                              /s/  Paul  M.  Galant
                                              ________________________
                                              Paul  M.  Galant,  Incorporator






                         ACCEPTANCE BY REGISTERED AGENT
                         ------------------------------

Having been named to accept service of process for the above stated Corporation, at the place designated in Article V. of these Articles of Incorporation, the Undersigned hereby agrees to act in this capacity; and further, agrees to comply with the provisions of all statutes relative to the proper and complete discharge of his duties.

Dated  the  2nd  day  of  October,  2000.

                                      /s/  Paul  M.  Galant
                                      ____________________________________
                                      Paul  M.  Galant,     Registered  Agent


State  of  Florida,  County  of  Palm  Beach,  ss:

Before me, a Notary Public authorized in the State and County set forth above, personally appeared Paul M. Galant, known to me and to me known to be the person who, as Incorporator, executed the foregoing Articles of Incorporation of NetWeb Communications Corp.; and he acknowledged before me that he duly executed those Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State of Florida and County of Palm Beach, this 2nd day of October, 2000.

                                     /s/  Carolyn  Coddington
                                     ____________________________________
                                     Notary  Public,  State  of  Florida
                                     Commission  Expires:  03/14/04
                                     CC.#918497